UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2020

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25837	36-2681268
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

233 South Wacker Drive, Suite 4900, Chicago, IL	60606-6303
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 496-1200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	HSII	Nasdaq Stock Market LLC (Nasdaq Global Stock Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, Heidrick & Struggles International, Inc. (the “Company”) and certain of its foreign subsidiaries are party to a Credit Agreement, dated as of October 26, 2018 (the “Credit Agreement”), with Bank of America, N.A., as administrative agent, SunTrust Bank, as syndication agent, HSBC Bank USA, National Association, as documentation agent, and the other lenders party thereto. The Credit Agreement provides the Company with a senior unsecured revolving line of credit with an aggregate commitment of $175.0 million, which includes a sublimit of $25.0 million for letters of credit, and a $10.0 million swing-line loan sublimit.

On March 20, 2020, the Company drew down $100.0 million of the $175.0 million available under the revolving credit facility and, as of March 24, 2020, a total of $100.0 million was outstanding under the revolving credit facility. Borrowings under the revolving credit facility are scheduled to mature on October 26, 2023, and the Company may repay amounts borrowed any time without penalty.

Borrowings under the Credit Agreement bear interest at the Company’s election at the Alternate Base Rate (as defined in the Credit Agreement) or Adjusted LIBOR (as defined in the Credit Agreement) plus a spread as determined by the leverage ratio. The borrowings outstanding under the revolving credit facility currently bear interest at a rate of 1.77% per annum.

The Company elected to draw-down a portion of the available funds from its revolving credit facility as a precautionary measure to increase its cash position and further enhance its financial flexibility in light of current uncertainty in the global markets resulting from the COVID-19 outbreak. The Company believes that it has more than sufficient liquidity even prior to taking this action, but elected to draw down available funds out of an abundance of caution in this period of uncertainty. The draw-down proceeds from the revolving credit facility are currently being held on the Company’s balance sheet and may be used for working capital, capital expenditures, Permitted Acquisitions (as defined in the Credit Agreement) and for other general purposes.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which the Company operates and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things, leadership changes, the Company’s ability to attract, integrate, develop, manage and retain qualified consultants and senior leaders; the Company’s ability to prevent its consultants from taking the Company’s clients with them to another firm; the Company’s ability to maintain its professional reputation and brand name; the fact that the Company’s net revenue may be affected by adverse economic conditions, including as a result of slowdowns, recessions, economic instability, political unrest, armed conflicts, natural disasters or outbreaks of disease, such as the existing threat of novel coronavirus COVID-19; the Company’s clients’ ability to restrict the Company from recruiting their employees; the aggressive competition the Company faces; the Company’s heavy reliance on information management systems; the fact that the Company faces the risk of liability in the services it performs; the fact that data security, data privacy and data protection laws and other evolving regulations and cross-border data transfer restrictions may limit the use of the Company’s services and adversely affect its business; social, political, regulatory and legal risks in markets where the Company operates; the impact of foreign currency exchange rate fluctuations; the fact that the Company may not be able to align its cost structure with net revenue; unfavorable tax law changes and tax authority rulings; the Company’s ability to realize its tax losses; the timing of the establishment or reversal of valuation allowance on deferred tax assets; any impairment of the Company’s goodwill, other intangible assets and other long-lived assets; the Company’s ability to execute and integrate future acquisitions; the fact that the Company has anti-takeover provisions that make an acquisition of the Company difficult and expensive; the Company’s ability to access additional credit; and the increased cybersecurity requirements, vulnerabilities, threats and more sophisticated and targeted cyber-related attacks that could pose a risk to the Company’s systems, networks, solutions, services and data. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For more information on the factors that could affect the outcome of forward-looking statements, refer to the Company’s Annual Report on Form 10-K, under Risk Factors in Item 1A and its quarterly filings with the SEC. The Company cautions the reader that the list of factors may not be exhaustive.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Heidrick & Struggles International, Inc.
(Registrant)

Dated: March 24, 2020	/s/ Kamau A. Coar
Kamau A. Coar
General Counsel